Exhibit 10.2
INSTRUMENT OF AMENDMENT FOR
PIEDMONT NATURAL GAS COMPANY, INC.
401(k) PLAN
     THIS INSTRUMENT OF AMENDMENT (this “Instrument”) is made and entered into as of the 17th day of December, 2009, by PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina corporation (the “Company”).
Statement of Purpose
     The Company maintains the Piedmont Natural Gas Company, Inc. 401(k) Plan (the “Plan”). The Company desires to amend the Plan to comply with the requirements of the Pension Protection Act of 2006 and to make certain other changes. In Section 9.01 of the Plan the Company has reserved the right to amend the Plan in whole or in part at any time.
     NOW, THEREFORE, the Company does hereby declare that the Plan is amended to read as follows:
     1. Effective as of January 1, 2009, Section 1.19 of the Plan is amended to add the following exclusions:
     “(c) Any person employed by a division, organizational unit or classification of employees to which the Plan has not been extended;
     (d) Any person whose compensation, hours of work or conditions of employment are determined by a collective bargaining agreement that does not expressly provide for coverage of such employee by the Plan after good faith bargaining on retirement benefits between the Company and the union or other organization which represents such person;
     (e) Any person who is regularly employed outside the United States and who is on the payroll of a facility located outside the United States; or
     (f) Any person who is classified as part-time or temporary under the personnel policies of the Company; provided that such person shall become an Employee as of the first day of the pay period following the date such Employee completes one-thousand (1,000) Hours of Service during a Plan Year. In the event a part-time or temporary employee becomes an Employee pursuant to this subparagraph (f), such Employee shall remain an Employee for all future periods of service, regardless of such Employee’s status as a part-time or temporary employee and regardless of whether the Employee again completes one-thousand (1,000) Hours of Service during a Plan Year, as long as such Employee otherwise meets the definition of Employee. For purposes of this subparagraph (f), “part-time” shall mean an employee who is regularly scheduled to work less than twenty (20) hours per week.”
     2. Effective as of January 1, 2009, the second full sentence of Section 3.01(e)(3) of the Plan is amended in its entirety to eliminate “gap period income” and shall read as follows:
     “Any Employee Savings Contributions made for that Participant as of such Valuation Date subject to such reduction (and any earnings or losses attributable thereto only to the extent required by the Code) shall be refunded to such Participant by April 15 of the immediately following calendar year, or as soon as possible thereafter.”
     3. Effective as of January 1, 2009, a new Section 5.15 of the Plan is added to provide for an affirmative election for minimum required distributions and shall read as follows:
     “5.15 Required Minimum Distributions for Certain Plan Years. A Participant or Beneficiary who has attained the age 70 1/2 and would have been required to receive required minimum distributions for a year but for the enactment of Code Section 401(a)(9)(H) (“Waived Distributions”), and who would have satisfied that requirement by receiving such Waived Distributions, will not receive those distributions for any calendar year in which such distributions are waived pursuant to Code Section 401(a)(9)(H) unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the Waived Distributions.”
     4. Effective as of January 1, 2009, the definition of “Eligible Retirement Plan” in Section 11.02(b) is amended to provide that rollovers to a Roth Individual Retirement Account are permissible by adding the following sentence to the end thereof:
     “Effective for distributions after December 31, 2007, “eligible retirement plan” shall also include a Roth IRA described in Code Section 408A(b), the terms of which permit the acceptance of a direct rollover from a qualified plan.”

     5. Effective as of January 1, 2009, the definition of “Distributee” in Section 11.02(c) is amended to clarify that Direct Rollovers only are permitted to non-spouse beneficiaries and shall read as follows:
“A Distributee includes an Employee, a former Employee, an Employee’s or former Employee’s surviving Spouse, the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code. For distributions on or after January 1, 2007, a non-spouse beneficiary who is a “designated beneficiary” under Code Section 401(a)(9)(E) and the regulations thereunder may elect a direct rollover, of all or any portion of an eligible rollover distribution within the meaning of Code Section 402(c)(4) to such non-spouse beneficiary, to an individual retirement account established for this purpose. Any such distribution made prior to January 1, 2007 is not subject to the direct rollover requirements of Code Section 401(a)(31), including Code Section 401(a)(31)(B), the notice requirements of Code Section 402(f) or the mandatory withholding requirements of Code Section 3405(c). A non-spouse Beneficiary who receives a distribution from the Plan is not eligible for a 60-day rollover.”
     6. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Instrument to be executed as of the day and year first above written.
PIEDMONT NATURAL GAS COMPANY, INC.
By: /s/ Kevin M. O’Hara
Name: Kevin M. O’Hara
Title: Sr. V.P. – Corporate & Community Affairs
“Company”